Exhibit 99.1

Surmodics Provides Update Regarding TRANSCEND Clinical Trial

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--April 17, 2019--Surmodics, Inc. (NASDAQ: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, has resumed patient enrollment into its TRANSCEND clinical trial and is nearly 75 percent of the way to its goal of 446 randomized patients.

Patient enrollment in TRANSCEND, the pivotal clinical trial for the SurVeil™ drug-coated balloon (DCB), was temporarily paused following the March 15 publication of a Food & Drug Administration (FDA) letter to physicians. The letter included an update on the Agency’s preliminary analysis of a potentially concerning signal of increased long-term mortality with paclitaxel-coated devices and recommended that physicians consider alternative treatment methods until additional analysis has been performed.

“Immediately following publication of the March 15 FDA communication, we reached out to the Agency seeking guidance on the recommendations and the impact on TRANSCEND,” said Gary Maharaj, Surmodics President and CEO. “Following multiple conversations, we’ve taken several actions in response to the Agency’s recommendations, including updates to investigator communications, patient Informed Consent Forms (ICF), and data safety review and patient follow-up procedures. A number of our trial sites have already secured IRB or Ethics Committee approval of the updated ICF and are actively enrolling and randomizing patients.”

FDA Recommendations:	Surmodics Action:

Follow device recommendations from March 15 letter	Communicated FDA recommendations to trial investigators

Update patient informed consent form (ICF)	Initiated process to update ICF at sites worldwide

Include ongoing independent Data Safety Monitoring Board (DSMB) review	Ongoing Clinical Events Committee (CEC) and DSMB reviews were initiated at trial onset

Take measures to increase follow-up with patients	Establishing an aggressive patient follow-up program for both new patient randomizations and those already treated

The TRANSCEND randomized trial will evaluate the SurVeil DCB for treatment of peripheral artery disease (PAD) in the upper leg compared to a commercially available DCB treatment. The results of the trial will also include long-term, patient-level data out to 5 years. The Company continues to assess the impact of the March 15 FDA communication on its expectations regarding the timing of completion of patient enrollment in the TRANSCEND clinical trial and related regulatory approvals for the SurVeil DCB.

“Patient safety is the top priority in every study, so pausing trial enrollment while implementing the recommendations from the FDA was in the best interest of both our patients and this trial,” said William Gray, MD, the national Co-Principal Investigator of the TRANSCEND study. “We’re pleased to see many sites enthusiastically resuming enrollments. The TRANSCEND trial comes at a critical time in the endovascular field and will provide important safety and efficacy data for the next generation SurVeil DCB as it compares to the Medtronic IN.Pact® DCB and will ultimately be useful for physicians and the patients that they treat.”

Worldwide, over 200 million people have PAD, a serious and underdiagnosed circulatory condition caused by build-up of arterial plaque, most commonly in the legs. Twelve to 20 percent of Americans over 60 years old have PAD. PAD increases risk of coronary artery disease, heart attack and stroke, and can impair the ability to walk. If left untreated, PAD can lead to gangrene and limb amputation.

About Surmodics, Inc.

Surmodics is the global leader in surface modification technologies for intravascular medical devices and a leading provider of chemical components for in vitro diagnostic immunoassay tests and microarrays. Surmodics is pursuing highly differentiated whole-product solutions that are designed to address unmet clinical needs for its medical device customers and engineered to the most demanding requirements. This key growth strategy leverages the combination of the Company’s expertise in proprietary surface technologies, along with enhanced device design, development and manufacturing capabilities. The Company mission remains to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts are forward-looking statements, including statements and beliefs about the TRANSCEND clinical trial and the SurVeil DCB. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:
Surmodics, Inc.
Tim Arens, 952-500-7000
ir@surmodics.com